                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X] Preliminary Proxy Statement      [_] Confidential, for Use of the Commission
[_] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material under Rule 14a-12


                         CarraAmerica Realty Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2)     Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
    (4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    (5)     Total fee paid:

--------------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)     Amount Previously Paid:

--------------------------------------------------------------------------------
    (2)     Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
    (3)     Filing Party:

--------------------------------------------------------------------------------
    (4)     Date Filed:

--------------------------------------------------------------------------------

                         CarrAmerica Realty Corporation

                               1850 K Street, N.W.
                             Washington, D.C. 20006

                           --------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held on May 2, 2002

To Our Stockholders:

         You are cordially invited to attend the 2002 annual meeting of stockholders of CarrAmerica Realty Corporation on Thursday, May 2, 2002, beginning at 9:30 a.m., Eastern Daylight Savings Time, at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20004. At the meeting, stockholders will act on the following matters:

         1. Election of one director to serve a one-year term expiring in 2003 and election of two directors to serve a three-year term expiring in 2005;

         2. Consideration and action upon proposed amendments to our Articles of Incorporation relating to our limitations on percentage ownership of our capital stock;

         3. Consideration and action upon a stockholder proposal relating to the instatement of the election of directors annually; and

         4. Any other business that properly comes before the meeting or any adjournments thereof.

         Only common stockholders of record at the close of business on March 8, 2002 will be entitled to vote at the meeting or any adjournments thereof.

IF YOU PLAN TO ATTEND:

         Please note that space limitations make it necessary to limit attendance to stockholders only. Registration will begin at 8:30 a.m., and seating will be available at approximately 9:00 a.m. Cameras and recording devices will not be permitted at the meeting. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

WHETHER OR NOT YOU EXPECT TO ATTEND:

         Whether or not you expect to attend the annual meeting, you are urged to sign and date the enclosed proxy, which is being solicited on behalf of the Board of Directors, and return it promptly in the enclosed envelope.

                              By Order of the Board of Directors,



                              Linda A. Madrid
                              Corporate Secretary

                         CarrAmerica Realty Corporation

                               1850 K Street, N.W.
                             Washington, D.C. 20006

                           ----------------------------

                                 PROXY STATEMENT

                           ----------------------------

                                ABOUT THE MEETING

         Why am I receiving this Proxy Statement?

         This Proxy Statement contains information related to the solicitation of proxies for use at our 2002 annual meeting of stockholders, to be held on Thursday, May 2, 2002, at 9:30 a.m., Eastern Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made on behalf of our Board of Directors. "We," "our," "us" and "CarrAmerica" refer to CarrAmerica Realty Corporation and its subsidiaries and affiliates. This Proxy Statement, the enclosed form of proxy and the 2001 Annual Report to Stockholders are being mailed to stockholders beginning on or about March 28, 2002.

         Who is entitled to vote at the annual meeting?

         Only holders of record of our common stock at the close of business on March 8, 2002 are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on that date at the meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

         What are the voting rights of stockholders?

         Each share of common stock entitles its holder to cast one vote on each matter on which a vote may be taken.

         What will constitute a quorum at the annual meeting?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on March 8, 2002 will constitute a quorum, permitting the stockholders to conduct business at the meeting. We will include abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) in the calculation of the number of shares considered to be present at the meeting.

         At the close of business on March 8, 2002, there were [52,461,611] shares of our common stock outstanding.

         How do I vote?

         You may vote either by filling out and returning the accompanying proxy card or by filling out a written ballot at the annual meeting.

         How are proxy card votes counted?

         If the accompanying proxy card is properly signed and returned to us (and not revoked), it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR the election of all nominees for our Board of Directors named herein, FOR amendments to the Articles of Incorporation, AGAINST a recommendation for instatement of the election of directors annually and as recommended by our Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion.

         May I change my vote after I return my proxy card?

         Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. Additionally, the powers of the proxy holders will be suspended regarding any person who executed a proxy but then attends the meeting in person and so requests. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

         Board of Directors

         Our Board of Directors is divided into three classes, with approximately one-third of the directors scheduled to be elected by the stockholders annually. Andrew F. Brimmer and Oliver T. Carr, Jr. have been nominated by our Board of Directors for election as directors at the 2002 annual meeting of stockholders to fill terms expiring at the 2005 annual meeting of stockholders. In February 2002, Robert E. Torray was elected by a unanimous vote of the Board of Directors to fill the vacancy on the Board of Directors created by the resignation of C. Ronald Blankenship until the next annual meeting of stockholders. Mr. Torray has been nominated by our Board of Directors for election to continue to fill the vacancy created by Mr. Blankenship's resignation, serving as a director for the remaining year of the term until the annual meeting of stockholders in 2003. If elected, the nominees will hold office until the expiration of their terms and until their successors are elected and qualified.

         Nominee for Election to Term Expiring in 2003

         Robert E. Torray, 64, has been a director since February 2002. Mr. Torray is the founder and has been the Chairman of Robert E. Torray & Co. Inc., an institutional investment firm, since 1972. Mr. Torray is also the founder and President of The Torray Corporation, a mutual fund manager, and is the founder and Chairman of Birmingham Capital Management Company, an investment management company. Mr. Torray received his B.A. from Duke University.

         Nominees for Election to Terms Expiring in 2005

         Andrew F. Brimmer, 75, has been a director since February 1993. He has been President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Dr. Brimmer is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts, Amherst. He also serves as a director of BlackRock Investment Income Trust, Inc. (and other funds), and Borg-Warner Automotive, Inc. From June 1995 through August 1998, Dr. Brimmer served as chairman of the District of Columbia Financial Control Board. He was a member of the Board of Governors of the Federal Reserve System from March 1966 through August 1974. Dr. Brimmer received a B.A. degree and a masters degree in economics from the University of Washington and a Ph.D. in economics from Harvard University. Dr. Brimmer is a member of the Audit Committee of the Board of Directors.

         Oliver T. Carr, Jr., 76, was Chairman of our Board of Directors from February 1993 until May 2000. He also served as our Chief Executive Officer from 1993 to 1997. Mr. Carr founded The Oliver Carr Company in 1962, and since that time he has been its Chairman of the Board and a director, as well as President from 1962 until 2000. He also serves as Chairman Emeritus of the Board of Trustees of The George Washington University. Mr. Carr is the father of both our current Chairman, President & CEO, Thomas A. Carr, and Robert O. Carr, President of CarrAmerica Urban Development, LLC. Mr. Carr is a member of the Investment Committee and the Executive Committee of the Board of Directors.

         Incumbent Directors--Terms Expiring in 2003

         A. James Clark, 74, has been a director since February 1993. He is Chairman of the Board and CEO of Clark Enterprises, Inc., a Bethesda, Maryland-based construction company. Clark Enterprises, Inc. has been involved in real estate and commercial and residential construction since 1972. Mr. Clark is on the Board of Trustees of the University of Maryland College Park Foundation and is a Trustee Emeritus of the Johns Hopkins University and the Johns Hopkins Board of Medicine. He is also a member of the PGA Tour Golf Course Properties Advisory Board. Mr. Clark is a graduate of the University of Maryland. He is a member of the Investment Committee, the Executive Committee, the Executive Compensation Committee and the Nominating Committee of the Board of Directors.

         Timothy Howard, 53, has been a director since August 1998. Mr. Howard has been the Executive Vice President and Chief Financial Officer of Fannie Mae since 1990 and a member of Fannie Mae's Office of the Chairman since November 2000. Mr. Howard has held positions of increasing responsibility with Fannie Mae since beginning with the company in 1982. Mr. Howard received a masters degree in economics and a bachelors degree in economics, magna cum laude, from the University of California, Los Angeles. He is a member of the Audit Committee, the Executive Compensation Committee and the Ad Hoc Compensation Committee of the Board of Directors.

         Incumbent Directors--Terms Expiring in 2004

         Thomas A. Carr, 43, was named Chairman of the Board in May 2000 and has been our President and a director since 1993. In May 1997, Mr. Carr was appointed our Chief Executive Officer. At that time, he resigned as Chief Operating Officer, a position he had held since April 1995. Mr. Carr was our Chief Financial Officer from February 1993 to April 1995. Mr. Carr is a director of The Oliver Carr Company and serves on the Boards of HQ Global Holdings, Inc. and certain of its subsidiaries and V Technologies International Corporation (d/b/a Agilquest). Mr. Carr holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, the Young Presidents Organization and the Federal City Council. Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Robert O. Carr. Mr. Carr is a member of the Investment Committee and the Executive Committee of the Board of Directors. In addition, Mr. Carr is a member of management's Operating Committee and Investment Committee.

         Wesley S. Williams, Jr., 59, has been a director since February 1993. Mr. Williams has been a partner of the law firm of Covington & Burling since 1975. After serving as a junior member of the Faculty of Law of Columbia University, Mr. Williams was an adjunct professor of real estate finance law at Georgetown University Law Center from 1971 to 1973. In addition, he is an author or contributing author of several texts on banking law and on real estate investment and finance. Mr. Williams is on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams serves as Deputy Chairman of the Board of Directors of the Federal Reserve Bank of Richmond. Mr. Williams is Co-Chairman of the Board of Directors and Co-CEO of Lockhart Companies, Inc., and of its real estate, insurance, consumer finance, and miscellaneous Internet and venture subsidiaries. Mr. Williams is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company, of which he is the Senior Trustee. He is also a member of the Executive Committee of the Board of Regents of the Smithsonian Institution. Mr. Williams received B.A. and J.D. degrees from Harvard University, an M.A. degree from the Fletcher School of Law and Diplomacy and an LL.M. from Columbia University. Mr. Williams is a member of the Audit

Committee, Executive Compensation Committee, the Ad Hoc Compensation Committee and Nominating Committee of the Board of Directors.


         Committees of the Board of Directors; Meetings

         Among the committees of our Board of Directors are a standing Audit Committee, Executive Compensation Committee, Nominating Committee, Executive Committee and Investment Committee. Additionally, during 2001 our Ad Hoc Compensation Committee, which previously had been established by our Board of Directors, was reconvened. The functions performed by these committees are described below.

         Audit Committee. Our Board's Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees of the independent public accountants, and reviews the adequacy of our internal accounting controls. The Audit Committee met five times in 2001. All of the members of the Audit Committee are independent of CarrAmerica (as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards).

         Executive Compensation Committee and Ad Hoc Compensation Committee. Our Board's Executive Compensation Committee is comprised entirely of non-employee directors, and is responsible for implementing and/or recommending to the Board of Directors compensation policies applicable to our executive officers and for monitoring compliance with such policies. The Committee determines the Chief Executive Officer's compensation and approves compensation recommendations for our other executive officers upon the recommendation of the Chief Executive Officer. It also administers our employee stock option plan. The Ad Hoc Compensation Committee was a committee comprised solely of directors who qualified as "outside directors" under Section 162(m) of the Internal Revenue Code. We established the Ad Hoc Compensation Committee to consider and make grants of options that otherwise would be subject to a limitation on deductibility under the Internal Revenue Code. The Executive Compensation Committee met twice in 2001. The Ad Hoc Compensation Committee met once in 2001.

         Nominating Committee. Our Board's Nominating Committee was established to consider and make recommendations to the Board of Directors regarding nominees for election as members of the Board of Directors. In addition, the Nominating Committee has the authority to review and approve compensation, benefits and other forms of remuneration for non-employee directors. The Nominating Committee is willing to consider nominees recommended by stockholders. Stockholders who wish to suggest qualified candidates must comply with the advance notice provisions and other requirements of Section 3.11 of our by-laws. The Nominating Committee did not meet in 2001.

         Executive Committee. Our Board's Executive Committee may exercise the full authority of our Board of Directors, except that the Executive Committee may not amend our charter or by-laws, authorize dividends, adopt a plan of merger or consolidation, recommend to stockholders the sale or lease of all or substantially all of our assets, elect any of our directors, elect or remove any of our officers or establish compensation for any of our executive officers. The Executive Committee did not meet in 2001. The Executive Committee acted once by unanimous written consent during 2001.

         Investment Committee. Our Board's Investment Committee has the authority to approve and authorize expenditures, agreements and other actions relating to the acquisition and/or disposition of assets by us, the incurrence of indebtedness by us or other encumbrances on our assets or other matters treated as capital items and involving less than $100 million for any single transaction or series of related transactions, so long as such matters are consistent with our annual budget (as to amount and type of transaction). The Investment Committee met four times in 2001.

         Our Board of Directors held four meetings and acted five times by unanimous written consent during 2001. None of our directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period he or she served on our Board and the number of meetings of committees of the Board of Directors on which he or she served during the period of service in 2001.

         Compensation of Directors

         We pay an annual retainer of $20,000 to directors who are not our employees. Each non-employee director may elect to receive his annual retainer in cash or options to purchase shares of our common stock. A director who elects to receive options receives a number of options based on the Black-Scholes valuation of a share of the Company's common stock on the date of the most recent annual meeting. We also pay each such non-employee director a fee (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of our Board of Directors and for each committee meeting held on a non-Board meeting day. Our Board of Directors meeting fee is $1,000 and the committee meeting fee is $500. In addition, the chairman of each committee receives an additional annual fee of $1,000.

         We also compensate our directors through our 1997 Stock Option and Incentive Plan (the "1997 Plan"). Each non-employee director receives options to purchase 3,000 shares of our common stock upon such non-employee director's initial election to our Board. In addition, each continuing non-employee director receives a grant of options to purchase 7,500 shares of our common stock immediately following the election of directors at each annual meeting of our stockholders. Both employee directors and non-employee directors are eligible to receive other grants under the 1997 Plan, which grants are provided at the discretion of our Executive Compensation Committee.

         Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Such executive officers, directors and greater than ten percent stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file.

         Based on our review of the copies of such forms we have received and on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than ten percent stockholders complied with the
Section 16(a) filing requirements applicable to them with respect to transactions during 2001.

Vote Required and Recommendation

         When a quorum is present, the affirmative vote of a majority of the votes present at the annual meeting will be required for the election of directors. A properly executed proxy marked

"Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions or broker non-votes as to the election of directors will have the effect of a vote against the election of the candidates.

         Our Board of Directors recommends a vote FOR the candidates named in this Proxy Statement as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason before the annual meeting, our Board of Directors may designate a substitute nominee or nominees, in which event the persons designated as proxy holders on the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of members of our Board of Directors.

               APPROVAL OF AMENDMENTS TO ARTICLES OF INCORPORATION
                                    (Item 2)

Introduction

         For CarrAmerica to continue to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of any short taxable year. In part because we intend to maintain our qualification as a REIT, our Articles of Incorporation contain ownership limits designed to satisfy these provisions of the Internal Revenue Code.

         Subject to certain exceptions specified in our Articles of Incorporation, our Articles of Incorporation provide that no holder of our capital stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of the issued and outstanding shares of our common stock and/or more than 5% of any class or series of our preferred stock. The Articles of Incorporation also allow our Board of Directors to increase the ownership limit from 5% up to 9.8% if certain conditions are met. On December 19, 2001, our Board increased the ownership limit from 5% to 9.8% in accordance with our Articles of Incorporation.

Proposed Amendments to the Articles Of Incorporation

         General

         Our Board has adopted resolutions setting forth a proposal to amend our Articles of Incorporation as described below. The resolution declares that the amendments are advisable and directs that they be submitted to our stockholders for approval. The stockholders will consider the amendments at the Annual Meeting.

         The full text of Article V of our Articles of Incorporation, as amended by the proposed amendments, is included as Appendix A to this Proxy Statement.
                                           ----------

         Amendments Regarding Increasing the Ownership Limit

         Security Capital Group Incorporated, or Security Capital, owned a significant percentage of our outstanding shares of common stock until December 19, 2001, when it sold all of its remaining shares. In connection with Security Capital's sale of its interests in CarrAmerica, our Board increased the ownership limit from 5% to 9.8%. In approving the increase, our Board believed that the ownership limit could be increased to 9.8% without raising concerns relating to our REIT status. The Board also believed that the increased limit would facilitate an orderly offering by Security Capital and could increase investments by institutions in our common stock. Our Board is seeking stockholder approval to amend the Articles of Incorporation to reflect the increase in the ownership limit that the Board already has approved.

         Our Board has periodically provided waivers of the current ownership limit to certain institutional investors when they have desired to own more stock than was permitted under our Articles of Incorporation. However, our Board believes that the waiver process, which requires special documentation, can be inefficient and time-consuming. The increase in the ownership limit will allow continued investment of up to 9.8% per holder by strategic institutional investors who may from time to time own in excess of 5% without having to continue to apply the existing waiver process on a case-by-case basis.

         Further, our Board has received the advice of counsel and others that it deems necessary and advisable in order to determine that our status as a REIT under the Internal Revenue Code would not be adversely affected by the increase in the ownership limit. Our Board has determined that, after giving effect to the increase in the ownership limit, five persons who are considered individuals under the Internal Revenue Code could not beneficially own, in the aggregate more than 49.0% of the value of the outstanding stock of CarrAmerica.

         Finally, our Board believes that a 9.8% ownership limit is more consistent than a 5% ownership limit with the ownership limits of other REITs that do not have special limits in excess of 9.8% for significant individual shareholders.

         Amendment to Delete Ability of Board of Directors to Increase Ownership Limit

         Under our Articles of Incorporation, our Board currently has the right to increase the ownership limit up to 9.8%. Following the increase in the ownership limit from 5% to 9.8% on December 19, 2001, our Board believes that the provisions in our Articles of Incorporation that permit our Board to increase the ownership limit to 9.8% are no longer necessary. Our Board has proposed that our Articles of Incorporation be amended to delete the provisions which currently grant our Board the right to increase the ownership limit.

         Amendment to Delete Provisions Related to Special Shareholders

         A modified ownership limit was added to our Articles of Incorporation in 1996, when Security Capital made its initial investment in CarrAmerica. The purpose of these provisions, known as "special shareholder" provisions, was to permit Security Capital and its affiliates to maintain a substantial position in our capital stock without violating our then-existing ownership limits. The provisions provide that "special shareholders" are exempted from the general ownership limits, and instead are subject to a special ownership limit of 45% of the outstanding shares of our common stock and 45% of the outstanding shares of each series of our preferred stock.

         Prior to the sale of its interests in CarrAmerica, Security Capital was the sole stockholder subject to the modified ownership limit for "special shareholders" in our Articles of Incorporation. Now that Security Capital no longer owns shares of our common or preferred stock, our Board believes that the modified ownership limit for "special shareholders" is no longer necessary, and proposes to delete these provisions from our Articles of Incorporation.

         Amendment to Delete Provisions Related to Existing Holders

         A modified ownership limit was included in our Articles of Incorporation at the time of our formation in 1993 in order to permit certain then-existing stockholders to continue to maintain their positions in the Company's securities without violating the ownership limit contained in our Articles of Incorporation. These provisions provide that certain specified stockholders are exempted from the general ownership limits, and instead are subject to a special ownership limit which permits them to continue to own their existing positions subject to certain limitations.

         Our Board has determined that there is no longer any stockholder that qualifies as an "existing holder." Therefore, our Board believes that the modified ownership limit for existing holders is no longer necessary, and proposes to delete these provisions from our Articles of Incorporation.

Vote Required and Recommendation

         When a quorum is present, the affirmative vote of a majority of the issued and outstanding shares of common stock will be required for the approval of the proposed amendments to our Articles of Incorporation. Abstentions or broker non-votes will have the same effect as votes cast against the proposal.

         Our Board of Directors recommends a vote FOR approval of the proposed amendments to the Articles of Incorporation.

                        STOCKHOLDER PROPOSAL RELATING TO
                           INSTATEMENT OF THE ELECTION
                              OF DIRECTORS ANNUALLY
                                  (Proposal 3)

         Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, holding 200 shares of our common stock, has given notice of her intention to propose the following resolution at the 2002 Annual Meeting of
Stockholders:

         "RESOLVED: `That the stockholders of Carr American Realty [sic] recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.'"

         Mrs. Davis submitted to us the following statement in support of the resolution:

         "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

         This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

         Last year the owners of 21,129,885 shares, representing approximately 38.5% of shares voting, voted FOR this proposal.

         If you AGREE, please mark your proxy FOR this resolution."

                    -----------------------------------------

         Our Board of Directors recommends a vote AGAINST Proposal 3.

         Our current system of electing directors to staggered three-year terms has been in place since we completed the initial public offering of our common stock in February 1993. Under this method, currently approximately one-third of our directors are elected annually by our stockholders, dividing our Board of Directors into three classes.

         Our Board of Directors believes that this board classification provides us and our stockholders with significant continuity and stability, factors which are of vital importance to our business. At all times, we benefit from having at least two-thirds of our Board of Directors experienced with our long-term business strategy and operations. This enables our Board of Directors to build on past experience and plan for a reasonable time into the future. Board classification provides an effective balance between the need for continuity and experience on the Board and the need for revalidation of the stockholder mandate through the election process.

         Our Board believes that directors elected to a classified Board are no less accountable to stockholders than they would be if elected annually. Our directors are continually accountable to stockholders by virtue of state law fiduciary duties and their ongoing legal obligations to serve the best interests of all stockholders. Accountability is not affected by the length of a director's term.

         In addition, the classified Board is intended to encourage persons who may seek to acquire control of us to initiate such action through negotiations with our Board. At least two meetings of our stockholders would generally be required to replace a majority of our Board. Board classification reduces the risk to us and our stockholders of the uncertainty and instability resulting from a precipitous change in the majority control of our Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would give our Board sufficient time to review any takeover proposal, study appropriate alternatives and achieve the best results for all of our stockholders. Our Board believes that although a classified board enhances the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not necessarily discourage takeover offers.

         Adoption of this proposal would not in itself eliminate the classified Board. The proposal simply recommends that our Board of Directors take steps to instate the election of directors annually. Further action by our stockholders would be necessary to amend our Articles of Incorporation with a vote of 2/3% of share entitled to vote on such matter.

         Finally, our Board notes that similar proposals regarding declassification of our Board of Directors were not approved by our stockholders at our 1996, 2000 and 2001 annual meetings.

         Our Board believes that a classified Board is in our best interests as well as the best interests of our stockholders, and that you should oppose efforts to eliminate it.

                         -------------------------------

          Our Board of Directors recommends a vote AGAINST Proposal 3.

                             EXECUTIVE COMPENSATION

         The following table provides information on the annual and long-term compensation for our Chief Executive Officer and our four most highly compensated other executive officers (our "Named Executive Officers") for the periods indicated:

                           Summary Compensation Table

                                                                                     Long-Term Compensation
                                                                               -------------------------------
                                               Annual Compensation                          Awards
                                       -------------------------------------   -------------------------------
                                                                   Other         Restricted       Securities
                                                                   Annual        Stock Unit       Underlying      All Other
Name and Principal Position     Year     Salary        Bonus    Compensation     Awards ($)(1)  Options (#)(2)   Compensation
---------------------------     ----     ------        -----    ------------     -------------  --------------   ------------
Thomas A. Carr................ 2001    $ 450,000     $ 450,000           $ 0     $           0          41,563   $     91,046  (3)
   President and Chief         2000    $ 450,000     $ 600,000           $ 0     $           0         125,000   $      9,892  (3)
   Executive Officer; Chairman 1999    $ 450,000     $ 550,000           $ 0     $           0               0   $      9,104  (3)
   of the Board of Directors


Philip L. Hawkins............. 2001    $ 380,000     $ 323,000           $ 0     $           0          32,250   $     73,979  (4)
   Chief Operating Officer     2000    $ 380,000     $ 458,000           $ 0     $           0         100,000   $     40,302  (4)
                               1999    $ 380,000     $ 400,000           $ 0     $           0               0   $     37,566  (4)


Richard F. Katchuk............ 2001    $ 380,000     $ 304,000           $ 0     $           0          33,250   $     69,862  (7)
   Chief Financial Officer     2000    $ 375,385     $ 398,000           $ 0     $           0         100,000   $     34,446  (7)
                               1999    $ 319,019 (5) $ 280,000           $ 0     $   1,000,000 (6)      85,000   $     23,159  (7)


Karen B. Dorigan.............. 2001    $ 300,000     $ 150,000           $ 0     $           0          33,250   $     37,994 (10)
   Chief Investment Officer    2000    $ 221,269 (8) $ 220,000           $ 0     $     350,003 (9)      50,000   $     21,999 (10)
                               1999    $ 196,562     $ 200,000           $ 0     $           0               0   $     13,735 (10)


Kent C. Gregory (11).......... 2001    $ 215,000     $ 182,750           $ 0     $           0          16,625   $    153,724 (12)
   Managing Director-          2000    $ 211,808     $ 182,750           $ 0     $           0          50,000   $     20,909 (12)
   National Accounts           1999    $ 205,000     $ 174,250           $ 0     $           0               0   $     22,002 (12)




(1) Represents the value of grants of restricted stock units made under our 1997 Stock Option and Incentive Plan. The restricted stock units vest ratably over a five-year period, assuming the grantee is still an employee of CarrAmerica or otherwise eligible for vesting on the vesting date. On each vesting date, the grantee will receive shares representing 20% of the total number of restricted stock units granted plus an amount equal to the dividends that would have been paid on such shares had the shares been outstanding since the grant date, or the cash equivalent thereof, at our option. The grants of restricted stock units do not entitle the grantees to any current voting rights. The grantees are entitled to dividend equivalent payments under the terms of their restricted stock unit agreements. As of December 31, 2001, the total holdings of restricted stock units of the Named Executive Officers (with one unit deemed equivalent to the value of one share) and the market value of such holdings based on the last sale price of our common stock on the New York Stock Exchange on December 31, 2001 were as follows: Mr. Thomas A. Carr: 83,553 units ($2,514,945); Mr.
     Hawkins: 62,664 units ($1,886,186); Mr. Katchuk: 43,669 units ($1,314,437);
     Ms. Dorigan: 30,020 units ($903,602); and Mr. Gregory: 41,776 units ($1,257,458).

(2)  All option grants were made under our 1997 Stock Option and Incentive Plan.

(3) Includes: (i) employer contributions for 2001, 2000 and 1999 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $12,750, $8,500 and $8,000, respectively, and employer contributions for 2001, 2000 and 1999 for life, accidental death and dismemberment and long-term disability insurance premiums in the amounts of $1,296, $1,032 and $1,104, respectively; (ii) an employer contribution for 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amount of $27,000; and (iii) $50,000 paid to Mr. Carr in the form of forgiveness of a loan payable by Mr. Carr to the Company.

(4) Includes: (i) employer contributions for 2001, 2000 and 1999 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $12,750, $8,500 and $8,000, respectively, and employer contributions for 2001, 2000 and 1999 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,032 and $1,104, respectively; (ii) the cost to us of a split-dollar life insurance policy, for which we paid a premium of $30,500 and $28,462 in 2000 and 1999, respectively; and (iii) an employer contribution for 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amount of $59,933.

(5) Mr. Katchuk began his employment with CarrAmerica in 1999. The amount set forth as salary for Mr. Katchuk for 1999 represents actual salary paid to him for work performed from his hire date to December 31, 1999. His annualized salary for 1999 was $350,000.

(6) Mr. Katchuk was awarded 22,727 restricted stock units on February 1, 1999 and 20,942 restricted stock units on August 1, 1999. Each award vests in five equal annual installments on the first, second, third, fourth and fifth anniversary of the date of grant.

(7) Includes: (i) employer contributions for 2001 and 2000 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $12,750 and $8,500 respectively, and employer contributions for 2001, 2000 and 1999 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,032 and $948, respectively; (ii) the cost to us of a split-dollar life insurance policy, for which we paid a premium of $24,500 and $22,211 in 2000 and 1999, respectively; and (iii) an employer contribution for 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amount of $55,816.

(8) Ms. Dorigan's annual salary was $210,000 from January until November 2000, when it was increased to $300,000.

(9) Ms. Dorigan was awarded 4,834 restricted stock units on February 16, 2000 and 8,475 restricted stock units on November 2, 2000. Each award vests in five equal annual installments on the first, second, third, fourth and fifth anniversary of the date of grant.

(10) Includes: (i) employer contributions for 2001, 2000 and 1999 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $12,750, $8,500 and $8,000, respectively, and employer contributions for 2001, 2000 and 1999 for life, AD&D and long-term disability insurance premiums in the amounts of $1,128, $1,032 and $959, respectively; (ii) the cost to us of a split-dollar life insurance policy, for which we paid a premium of $12,000 and $4,617 in 2000 and 1999, respectively; and (iii) an employer contribution for 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amount of $24,116.

(11) Mr. Gregory resigned from the Company effective as of December 31, 2001.

(12) Includes: (i) employer contributions for 2001, 2000 and 1999 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $12,750, $8,500 and $8,000, respectively, and employer contributions for 2001, 2000 and 1999 for life, AD&D and long-term disability insurance premiums in the amounts of $1,149, $1,032 and $992, respectively; (ii) the cost to us of a split-dollar life insurance policy, for which we paid a premium of $10,963 and $13,010 in 2000 and 1999, respectively; (iii) an employer contribution for 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amount of $19,102; and (iv) $120,723 in severance and accrued vacation payments.

         The following table provides information on options granted to the Named Executive Officers during our last fiscal year. All such options are exercisable at the fair market value of a share of our common stock on the date of grant. The options have no value unless our stock price appreciates and the holder satisfies all applicable vesting requirements. All the options granted to the Named Executive Officers and to our other executive officers during 2001 vest 25% per year over four years. Options we granted to other employees during 2001 also vest 25% per year over four years.

                        Option Grants in Last Fiscal Year

                                                                                  Potential Realizable Value at
                                                                               Assumed Annual Rates of Stock Price
                              Individual Grants                                   Appreciation for Option Term
------------------------------------------------------------------------------ ------------------------------------
         (a)                (b)          (c)           (d)           (e)              (f)               (g)
                                      Percent of
                                        Total
                         Number of     Options
                         Securities   Granted to
                         Underlying   Employees      Exercise       Price
                          Options     in Fiscal       Price       Expiration
        Name              Granted        Year        /Share)         Date            5% ($)            10% ($)
        -----             -------    ------------   ---------     ----------         ------            -------
Thomas A. Carr             41,563       3.55%        $ 28.61       2/14/11         $ 747,843           $ 1,895,148

Philip L. Hawkins          33,250       2.84%        $ 28.61       2/14/11         $ 598,267           $ 1,516,100

Richard F. Katchuk         33,250       2.84%        $ 28.61       2/14/11         $ 598,267           $ 1,516,100

Karen B. Dorigan           33,250       2.84%        $ 28.61       2/14/11         $ 598,267           $ 1,516,100

Kent C. Gregory            16,625       1.42%        $ 28.61       2/14/11         $ 299,134           $   758,050


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                              Number of Securities             Values of Unexercised
                               Shares                        Underlying Unexercised                 In-the-Money
                              Acquired        Value           Options at FY End(1)              Options at FY End(2)
                                                         -------------------------------  ---------------------------------
     Name                   on Exercise      Realized     Exercisable      Unexercisable    Exercisable       Unexercisable
     ----                   -----------      --------    -------------     -------------  ----------------    -------------
Thomas A. Carr ...........     96,250        $ 892,163       201,451          520,676        $ 402,184         $ 2,872,538
Philip L. Hawkins ........     29,000        $ 340,468       129,911          400,728        $ 195,335         $ 2,246,377
Richard F. Katchuk .......     46,250        $ 397,543             -          150,750                -         $ 1,099,543
Karen B. Dorigan .........          -                -        87,032           98,758        $ 401,309         $   490,282
Kent C. Gregory ..........     12,500        $ 117,055        93,911          122,603        $ 157,985         $   583,831

__________________
(1) Number of shares of our common stock underlying options granted under our 1997 Stock Option and Incentive Plan or shares of our common stock for which Class A Units of Carr Realty, L.P. underlying options granted under the 1993 Carr Realty Option Plan would have been redeemable.

(2) Based on the last reported sale price of our common stock on the NYSE on December 31, 2001 of $30.10.



         Employment Contracts

         Change-in-Control Arrangements. We have entered into change-in-control agreements with each of Thomas A. Carr, Philip L. Hawkins, Richard F. Katchuk and Karen B. Dorigan. These agreements generally provide that if within three years from the date of a "change in control" (as defined below), the employment of the executive with CarrAmerica is terminated without cause, or in the event that the executive terminates his or her employment with us based on a change in or diminishment of his or her responsibilities or a reduction in salary, such executive will be entitled to severance pay, including an amount equal to two times the executive's base annual salary and bonus compensation with us. Additionally, the executive will be eligible for certain continued benefits from us during the ensuing two-year period. Each of the agreements with Messrs. Carr, Hawkins and Katchuk initially is in effect until May 6, 2002, and thereafter may be extended automatically for additional one-year periods. The agreement with Ms. Dorigan initially is in effect until February 6, 2004, and thereafter may be extended automatically for additional one-year periods.

     For purposes of each of these agreements, a "change in control" generally means any of the following events: (i) the consummation of a reorganization, merger or consolidation involving CarrAmerica, unless all or substantially all of the individuals or entities who were the beneficial owners of our voting securities continue to own at least 60% of the outstanding voting securities of the surviving entity in substantially the same proportions as their ownership immediately prior to the transaction and individuals representing at least a majority of the board of directors of the surviving entity were directors of our Board of Directors as of the respective dates of the agreements (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of such dates); (ii) individuals who, as of the respective dates of the agreements, constitute our Board of Directors (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of such dates) cease for any reason to constitute a majority of our Board of Directors; or (iii) the approval by our stockholders of our complete liquidation or dissolution or the sale or other disposition of more than 50% of our operating assets.

         Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Performance Graph, the Report of the Executive Compensation Committee and Ad Hoc Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings:

                                PERFORMANCE GRAPH

[GRAPHIC REMOVED HERE]


         The points on the graph represent the following numbers:

Last Trading Day of            CarrAmerica         S&P 500      NAREIT Equity
-------------------            -----------         -------      -------------
2001 .......................   $       145         $   166      $         136
2000 .......................   $       141         $   189      $         120
1999 .......................   $        90         $   207      $          94
1998 .......................   $        93         $   171      $          99
1997 .......................   $       115         $   133      $         120
1996 .......................   $       100         $   100      $         100

               REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE AND
                          AD HOC COMPENSATION COMMITTEE

       Our Board's Executive Compensation Committee and Ad Hoc Compensation Committee present this report on our compensation policies as they affected the compensation reported above for our executive officers for fiscal year 2001. In performing their responsibilities, these committees have had the benefit of reports prepared by our outside compensation consultant. The outside consultants provided information and advice on competitive compensation policies and practices and on the reasonableness of the compensation paid to our executives.

       Executive Compensation Philosophy

       CarrAmerica's executive officer compensation policies incorporate a variety of objectives. Executive officers are rewarded commensurate with CarrAmerica's performance, providing competitive compensation opportunities that recognize individual performance and responsibility that assists us in attracting and retaining a highly motivated, performance-oriented executive management team. We believe that the use of such objectives to determine compensation for our executive officers serves as an important part of the foundation for enhancement of our stockholders' value. We implemented our executive officer compensation policies for 2001 with a compensation program based on the total direct compensation package of each executive officer. We evaluated each officer's package as a whole and in terms of two components: an annual component, which includes base salary and a cash bonus opportunity; and a long-term incentive component.

       In assessing the competitiveness of CarrAmerica's executive officer compensation, the Executive Compensation Committee periodically reviews materials brought to its attention by our outside compensation consultants. During its most recent bi-annual compensation review, one of the Company's consultants reported on the compensation practices of 20 comparable publicly-traded office REITs with median market capitalizations of approximately $2.1 billion and of 30 other large publicly-traded non-REIT organizations with median market capitalizations of approximately $1.5 billion. Our current market capitalization is approximately $1.89 billion. The REITs whose compensation practices were reviewed constitute only a portion of the REITs included in the NAREIT Equity Index, which is used in the Performance Graph above to compare stockholder returns. The Executive Compensation Committee believes that in competing for executive talent competitors are not necessarily companies included in the NAREIT Equity Index, most of which have smaller capitalizations than ours.

       Annual Component

       Base Salaries. We established base salary ranges for our executive officers for fiscal year 2001 after a review of base salaries by the Executive Compensation Committee, taking into consideration information previously provided by our outside compensation consultant. The principal elements that entered into our determination to set base salaries to the levels reported for 2001 were the competitiveness of our base salaries compared to those paid by other large office REITs and other comparable for-profit corporations outside the real estate area, the roles and responsibilities of the individual, the contributions of the individual to our business, the requirements of the individual's job and the individual's prior experience and accomplishments.

       Cash Bonuses. We use annual cash bonuses as a primary method of rewarding executive officers commensurate with the Company's performance and individual performance. Early in fiscal year 2001, we established a target bonus amount for each executive officer equal to a percentage of the executive officer's base salary, after review of the proposed targets by the Executive Compensation Committee. The target bonus amounts for the Named Executive Officers were equal to 50% to 100% of their base salaries.

Payment of the target bonus amounts was to be based primarily on three factors, contingent upon the adequacy of our cash and capital resources: (i) our attainment of a specific target in terms of funds from operations (FFO) per share; (ii) each officer's achievement of individualized quantitative financial and operational goals related to the activities he or she managed; and (iii) a qualitative component at our management's discretion. We retain the discretion to increase or decrease annual bonuses in any given year above or below target amounts to take into account extraordinary performance or events.

       Long-Term Incentive Component

       We use two forms of long-term incentive compensation - stock options and restricted stock units - as methods of aligning the financial interests of executive officers more closely with those of CarrAmerica's stockholders. The Executive Compensation Committee believes that recognizing executive officer retention as an important component of overall compensation will maintain and improve our performance. In particular, we use long-term incentive compensation to make executive compensation more competitive with levels at companies competing with us for executive talent. In general, we attempted to set total direct compensation for our executive officers competitive with those for executive officers of peer group REITs and peer group public companies based on market capitalization.

       Upon the Executive Compensation Committee's recommendation, our Board of Directors concluded that our long-term incentive opportunities for executive officers should be assessed on an annual basis. The Executive Compensation Committee believes that a compensation mix weighted more heavily towards long-term incentive compensation better aligns the interests of our executive officers at levels with those of our stockholders, because long-term incentive compensation is more closely linked to long-term performance and stock price.

       Stock Options. In 2001, we included grants of stock options among the long-term incentives afforded to our executive officers. We believe that the interests of stockholders are served by giving key employees the opportunity to participate in the appreciation of our common stock. To encourage our employees to seek long-term appreciation in the value of our common stock, stock options vest over a specified period of time. Accordingly, an employee generally must remain with CarrAmerica for a period of years to enjoy the full economic benefit of a stock option.

       Restricted Stock Units. Since 1998, we have made grants of restricted stock units to our executive officers as another form of long-term incentive compensation. Following our evaluation of the interim review of long-term compensation conducted in 2002, we made strategic adjustments to the expected mix of future restricted stock units and stock options. The Executive Compensation Committee believes that the strategic use of restricted stock unit grants ensures that our overall long-term incentive compensation payable to our executive officers will continue to be in line with the compensation arrangements that have been implemented by our competitors for executive talent.

       Chief Executive Officer Compensation

       The Executive Compensation Committee has determined that the compensation reported for our Chief Executive Officer for 2001 was substantially in conformity with the policies described above for all of our other executive officers. The Committee, however, provided that a greater percentage of the CEO's total compensation would be payable through annual bonus and other incentive compensation, rather than through base salary. The Committee granted the CEO a bonus equal to approximately 100% of his base salary after the end of the year based on his exceptional performance, as demonstrated by us reaching our target FFO, the effective implementation of our strategic plan, the continued development of our management team and the successful implementation of our capital and business plans during 2001.

       Deductibility of Executive Officer Compensation

       Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance disclosure and stockholder approval requirements are met. Our stock option grants to our executive officers in 2001 are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. Our restricted stock unit grants in 2001 are subject to the $1 million deduction limitation because they vest over time and are not considered "performance-based" within the meaning of Section 162(m). The Executive Compensation Committee believes that a substantial portion of the compensation awarded to our executive officers as annual cash bonuses would be exempted from the $1 million deduction limitation. The Committee's present intention is to qualify, to the extent reasonable, a substantial portion of each executive officer's compensation for deductibility under applicable tax laws.

     Ad Hoc Compensation Committee            Executive Compensation Committee
  (as to information on option grants)        (as to remainder of information)
            Timothy Howard                            A. James Clark
        Wesley S. Williams, Jr.                       Timothy Howard
                                                   Wesley S. Williams, Jr.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

       A. James Clark, Timothy Howard and Wesley S. Williams, Jr. served on the Executive Compensation Committee of our Board of Directors during 2001. Timothy Howard and Wesley S. Williams, Jr. also served on the Ad Hoc Compensation Committee during 2001. None of these individuals was or ever has been an employee of CarrAmerica or any of our subsidiaries.

       Mr. Clark owns interests in certain entities that were parties to certain transactions involving us. A wholly owned subsidiary of Clark Enterprises, Inc., an entity of which Mr. Clark is the majority stockholder and which is a holder of Class A Units of Carr Realty, L.P., has provided general contracting services to one of our affiliates, CarrAmerica Development, Inc., and we have retained an affiliate of Clark Enterprises, Inc. to provide asset management services for third-party properties that we manage. In connection with these services, the Company and CarrAmerica Development, Inc. paid $540,000 to Clark Enterprises for 2001.

       In addition, Clark Enterprises provides general contracting services for some of the joint ventures in which we own a minority interest and for which CarrAmerica Development, Inc. provides development and architectural services. In 2001, joint venture entities in which we own a 40%, 35% and 30% interest paid $22.0 million, $21,000 and $2.9 million, respectively, to Clark Enterprises for general contracting services.

                          REPORT OF THE AUDIT COMMITTEE

       The Audit Committee has reviewed and discussed the audited consolidated financial statements of CarrAmerica for fiscal year 2001 with CarrAmerica's management, and also has discussed with KPMG LLP, CarrAmerica's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP the independence of KPMG LLP from CarrAmerica. In addition, the Audit Committee has considered whether the provision of services by KPMG LLP falling under the heading "All Other Fees" (see "Independent Auditors" below) is compatible with maintaining the independence of KPMG LLP from CarrAmerica (services falling under the heading "Financial Systems Design and Implementation Fees" being inapplicable, as there were no such services provided by KPMG LLP for the last fiscal year). The Audit Committee also reconfirmed its charter adopted last year.

       Based on the foregoing, the Audit Committee recommended to CarrAmerica's Board of Directors that CarrAmerica's audited consolidated financial statements for fiscal year 2001 be included in CarrAmerica's Annual Report on Form 10-K for the year ended December 31, 2001.

                                 Audit Committee
                                Andrew F. Brimmer
                                 Timothy Howard
                             Wesley S. Williams, Jr.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

       The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 8, 2002 for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (2) each of our directors and each Named Executive Officer, and (3) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, all such interests are owned directly, and the person or entity identified as the beneficial owner has sole voting and investment power. The number of shares reported as beneficially owned by a person represents the number of shares of common stock the person holds (including shares of common stock that may be issued upon exercise of options that are exercisable within 60 days of March 8, 2002) plus the number of shares into which Class A Units of Carr Realty, L.P. (including Class A Units of Carr Realty, L.P. that may be issued upon the exercise of options that are exercisable within 60 days of March 8, 2002) and Units of CarrAmerica Realty, L.P. held by the person are redeemable (if we elect to issue shares rather than pay cash upon such redemption). For purposes of the following table, the number of shares of our common stock, Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. deemed outstanding includes [52,461,611] shares of our common stock, 4,656,930 Class A Units of Carr Realty, L.P. and 1,155,200 Units of CarrAmerica Realty, L.P. as well as 104,911 Class A Units of Carr Realty, L.P. and 900,139 shares of our common stock issuable upon exercise of options exercisable within 60 days of March 8, 2002. The extent to which a person holds Class A Units of Carr Realty, L.P. or Units of CarrAmerica Realty, L.P. or options to purchase common stock or Class A Units of Carr Realty, L.P. which are exercisable within 60 days of March 8, 2002, rather than common stock, is set forth in the footnotes.

                                                                                       Percent         Percent of
              Name and Address                            Number of Shares/Units       of All         All Shares &
             of Beneficial Owner                            Beneficially Owned        Shares(1)         Units(2)
             -------------------                            ------------------        ---------         --------
More Than 5% Beneficial Owner

Cohen & Steers Capital Management, Inc. (3) ............      4,778,595                9.1%              8.2%
757 Third Avenue
New York, NY 10017

Directors

Andrew F. Brimmer (4) ..................................         25,574                  *                 *
Brimmer & Company
4400 MacArthur Boulevard, NW
Washington, DC 20007

Oliver T. Carr, Jr. (5) ................................      1,889,473                3.5%              3.2%
CarrAmerica Realty Corporation
655 15th Street, NW
Washington, DC 20005

Thomas A. Carr (6) .....................................        332,782                  *                 *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC 20006

A. James Clark (7) .....................................        988,449                1.9%              1.7%
Clark Enterprises, Inc.
7500 Old Georgetown Road
Bethesda, MD 20814

                                                                                     Percent          Percent of
           Name and Address                              Number of Shares/Units       of All         All Shares &
           of Beneficial Owner                             Beneficially Owned        Shares(1)         Units(2)
           -------------------                             ------------------        ---------         --------
Timothy Howard (8) ...................................           44,875                  *                *
Fannie Mae
3900 Wisconsin Ave, N.W.
Washington, DC 20016

Robert E. Torray (9) .................................           520,000                  *                *
Robert E. Torray & Co. Inc.
7501 Wisconsin Ave., Suite 1100
Bethesda, MD 20814

Wesley S. Williams, Jr. (10) ........................             33,200                  *                *
Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC 20044

Named Executive Officers

Karen B. Dorigan (11) ...............................            118,276                  *                *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC 20006

Kent C. Gregory (12) ................................            114,734                  *                *
CarrAmerica Realty Corporation
1600 Parkwood Circle, Ste. 150
Atlanta, GA 30339

Philip L. Hawkins (13) ..............................            160,150                  *                *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC 20006

Richard F. Katchuk (14) .............................             26,272                  *                *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC 20006

All directors and executive officers as a group
(12 persons) (15) ...................................          4,298,796                7.8%             7.3%

________________________
* Less than 1%.

(1) Assumes that all options to acquire shares of our common stock held by the person that are shown, if any, are exercised, that all Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. held by the person, if any, are redeemed for shares of our common stock, and that all options to acquire Class A Units of Carr Realty, L.P. held by the person that are shown, if any, are exercised and that the underlying Units are redeemed for shares of our common stock. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of our common stock plus shares of our common stock issuable upon redemption of all Class A Units and Units of CarrAmerica Realty, L.P. beneficially owned by the person (including Class A Units issuable to such person upon exercise of options that are shown), but assumes that none of the Class A Units and Units of CarrAmerica Realty, L.P. held by other persons are redeemed for shares of our common stock.

(2) Intended to show fully diluted beneficial ownership. Assumes that all options to acquire shares of our common stock and options to acquire Class A Units of Carr Realty, L.P. held by the person that are shown, if any, are exercised. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of our common stock and assumes that all of the Class A Units and Units of CarrAmerica Realty, L.P. held by other persons (including Class A Units issuable to such person upon exercise of options that are shown) are redeemed for shares of our common stock.

(3) Based on a filing made pursuant to Section 13(g) of the Securities Exchange Act of 1934 by Cohen & Steers Capital Management, Inc. Represents 4,778,595 shares of our common stock over which Cohen & Steers has sole dispositive power, 4,120,495 of such shares with respect to which Cohen & Steers has sole voting power.

(4) Dr. Brimmer owns 100 shares of our common stock and options to purchase 25,474 shares of our common stock which are exercisable within 60 days of March 8, 2002.

(5) The aggregate amount of shares of our common stock beneficially owned by Mr. Oliver T. Carr, Jr. consists of 121,165 shares of our common stock and 284,672 Class A Units owned directly by him, 183,919 shares of our common stock held in an irrevocable trust for the benefit of Mr. Carr, 150,000 Class A Units held in an irrevocable trust for the benefit of his spouse, 346,755 shares of our common stock and 650,462 Class A Units owned by The Oliver Carr Company, of which Mr. Carr is a director, chairman of the board and trustee of the majority stockholder, and Mr. Carr's options to purchase 95,000 Class A Units and options to purchase 57,500 shares of our common stock which are exercisable within 60 days of March 8, 2002. Mr. Carr disclaims beneficial ownership of 63,664 shares of our common stock owned by his spouse and 19,077 shares of our common stock owned by his children.

(6) Mr. Thomas Carr is a director of The Oliver Carr Company. Mr. Carr disclaims beneficial ownership of the shares of our common stock and Class A Units held by The Oliver Carr Company. Mr. Carr holds 19,024 shares of our common stock individually, 2,179 shares of our common stock jointly with his spouse, 23,581 Class A Units directly and 2,907 Class A Units are held by his children. Mr. Carr has options to purchase 285,091 shares of our common stock which are exercisable within 60 days of March 8, 2002.

(7) The aggregate number of our shares of common stock beneficially owned by Mr. Clark consists of 4,666 shares of our common stock and 358,596 Class A Units owned directly by him and 569,979 Class A Units owned by Clark Enterprises, Inc., of which Mr. Clark is chairman, president, a director and the majority stockholder. Mr. Clark owns options to purchase 55,208 shares of our common stock which are exercisable within 60 days of March 8, 2002.

(8) Mr. Howard has options to purchase 44,875 shares of our common stock which are exercisable within 60 days of March 8, 2002.

(9) The aggregate number of shares of our common stock beneficially owned by Mr. Torray consists of 500,000 shares of our common stock owned directly by him and 20,000 shares of our common stock owned by his wife. Mr. Torray disclaims beneficial ownership of 1,304,900 shares of our common stock held by Robert E. Torray & Co. Inc. in its capacity as an investment advisor.

(10) Mr. Williams owns 200 shares of our common stock and options to purchase 33,000 shares of our common stock which are exercisable within 60 days of March 8, 2002.

(11) Ms. Dorigan owns 632 shares of our common stock and options to purchase 117,644 shares of our common stock which are exercisable within 60 days of March 8, 2002.

(12) Mr. Gregory owns 16,667 shares of our common stock and options to purchase 98,067 shares of our common stock which are exercisable within 60 days of March 8, 2002.

(13) Mr. Hawkins owns 11,927 shares of our common stock and options to purchase 138,312 shares of our common stock and 9,911 Class A Units which are exercisable within 60 days of March 8, 2002.

(14) Mr. Katchuk owns 8,312 shares of our common stock and options to purchase 17,960 shares of our common stock which are exercisable within 60 days of March 8, 2002.

(15) Includes an aggregate of 2,951,538 options and Class A Units described in footnotes 4-14 above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Carr Real Estate Services, Inc., one of our affiliates in which The Oliver Carr Company owns voting stock and non-voting stock, provides management and leasing services for certain properties in which we own a controlling interest. Fees paid to Carr Real Estate Services, Inc. for these services with respect to these properties totaled $3.3 million for 2001. Carr Real Estate Services, Inc. also provides management and leasing services for partnerships in which Oliver T. Carr, Jr. and/or A. James Clark, two of our directors, have interests. Fees paid to Carr Real Estate Services, Inc. for these services by these partnerships totaled $1.5 million for 2001.

       CarrAmerica Development, Inc., another of our affiliates in which The Oliver Carr Company owned voting stock during 2001, provides development and architectural services to many of our properties. Fees paid to CarrAmerica Development, Inc. for these services with respect to these properties totaled $2.9 million for 2001. CarrAmerica Development, Inc. also provides development and architectural services for partnerships in which Oliver T. Carr, Jr. and/or
A. James Clark, two of our directors, have interests. Fees paid to CarrAmerica Development for these services by these partnerships totaled $0.3 million for 2001.

       From time to time we retain an affiliate of The Oliver Carr Company to provide asset management services in relation to properties we manage for third parties. In 2001, we paid this affiliated company of The Oliver Carr Company approximately $65,000 for such services.

       We have entered into consulting agreements with each of Carr Real Estate Services, Inc. and CarrAmerica Development, Inc. pursuant to which we have provided certain consulting services. Fees paid to us for these services by Carr Real Estate Services, Inc. and CarrAmerica Development, Inc. totaled $3.1 million and $1.0 million, respectively, for 2001. In April 2001, CarrAmerica Development, Inc. became a wholly-owned subsidiary of ours.

       CarrAmerica Development, Inc. borrows money from us periodically to finance its development business. As of December 31, 2001, we had loaned CarrAmerica Development, Inc. an aggregate of $155.0 million, $62.6 million of which was secured by real estate and $92.4 million of which was loaned on an unsecured basis. These loans bear interest at the rate of 9% per annum. The unsecured loan is payable upon demand and the secured loan matures on March 31, 2030.

       In connection with the recapitalization of CarrAmerica Development, Inc. in April 2000, The Oliver Carr Company executed a promissory note payable to CarrAmerica Development, Inc. in the amount of $688,950 to fund equity contributions by The Oliver Carr Company. Since April 2000, CarrAmerica Development, Inc. has loaned an additional $191,374 to The Oliver Carr Company to fund additional equity contributions by The Oliver Carr Company. In April 2001, we purchased from The Oliver Carr Company all of its voting stock in CarrAmerica Development, Inc. for an aggregate purchase price of $1,820,530, including the assumption of the $880,324 promissory note payable to CarrAmerica Development, Inc. Amounts payable under the promissory note were offset against amounts CarrAmerica Development, Inc. owed to us, and the note was canceled.

       A wholly owned subsidiary of Clark Enterprises, Inc., an entity of which Mr. Clark is the majority stockholder and which is a holder of Class A Units of Carr Realty, L.P., has provided general contracting services to CarrAmerica Development, Inc., and we have retained an affiliate of Clark Enterprises, Inc. to provide asset management services for third-party properties that we manage. In connection with these services, the Company and CarrAmerica Development, Inc. paid $540,000 to Clark Enterprises for 2001.

       In addition, Clark Enterprises provides general contracting services for some of the joint ventures in which we own a minority interest and for which CarrAmerica Development, Inc. provides development and architectural services. In 2001, joint venture entities in which we own a 40%, 35% and 30% interest paid $22.0 million, $21,000 and $2.9 million, respectively, to Clark Enterprises for general contracting services.

       We previously made a loan to Mr. Thomas Carr, our Chairman, President and Chief Executive Officer, as part of an incentive plan to encourage purchases of our stock. This loan bore interest at 6.73% per annum and was scheduled to mature in August 2007, or earlier under certain circumstances. Mr. Carr's loan was for a total principal amount of $474,996, of which he repaid $424,996 in March 2001 and of which the remaining $50,000 was forgiven by us as part of Mr. Carr's bonus for 2000 which was paid in 2001.

       In November, 2001, we repurchased from Security Capital, then a greater than 46% stockholder of ours, 9.2 million shares of our common stock at a price of $28.85 per share, or an aggregate purchase price of approximately $265.7 million in cash. At the time of the transaction, William D. Sanders, C. Ronald Blankenship and Caroline S. McBride, Security Capital's designees to our Board of Directors, were executive officers of Security Capital, and William Sanders and C. Ronald Blankenship were also directors of Security Capital. The transaction was approved by a special committee of our Board of Directors that was comprised of all directors other than the Security Capital designees. On December 19, 2001, Security Capital sold all of its remaining shares of our common stock to the public in an underwritten offering. Pursuant to a termination agreement entered into between us and Security Capital on December 13, 2001, William D. Sanders, C. Ronald Blankenship and Caroline S. McBride, resigned from our Board of Directors effective as of December 19, 2001.

                              INDEPENDENT AUDITORS

       KPMG LLP, which served as our independent auditors for the last fiscal year and has been selected to serve as our independent auditors for the current fiscal year, will have representatives present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

       For services rendered during or in connection with our fiscal year 2001, as applicable, KPMG LLP billed the following fees:

       Audit Fees                                       $  414,425

       Financial Information Systems Design
       and Implementation Fees                          $        0

       All Other Fees                                   $1,444,379

       An aggregate of $1,357,304 of the $1,444,379 that KPMG LLP billed to us in 2001 for all other fees was for tax advice and assistance.

                                  OTHER MATTERS

       Our management knows of no other matters which may be presented for consideration at the annual meeting. If any other matters properly come before the meeting, however, the holders of proxies solicited by this Proxy Statement intend to vote such proxies as recommended by our Board of Directors or, if no such recommendation is given, in accordance with their judgment on such matters. If a stockholder proposal that was excluded from this Proxy Statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is properly brought before the meeting, it is intended that the proxy holders will use their discretionary authority to vote the proxies against such proposal.

                              STOCKHOLDER PROPOSALS

       Proposals of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be presented at the 2003 annual meeting must be received by our Corporate Secretary before November 28, 2002 to be considered for inclusion in our proxy material.

       In addition, any stockholder who wishes to propose a nominee to our Board of Directors or submit any other matter to a vote at a meeting of our stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must comply with the advance notice provisions and other requirements of Section 3.11 of our by-laws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon request. If a stockholder nomination or proposal is received after the date specified in the advance notice provisions, our proxy for next year's annual meeting may confer discretionary authority to vote on such matter without any discussion of the matter in the Proxy Statement.

                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

       A properly executed proxy marked "Abstain" with respect to any such matter to be voted upon will not be voted, although we will count it for purposes of determining the presence of a quorum.

       We pay for preparing, assembling and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our Board of Directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our common stock.

                                     * * * *

       Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                   APPENDIX A

       Proposed Amendment to Article V (marked against existing Article V)
       -------------------------------------------------------------------
                                   "ARTICLE V.

                                 REIT Provisions
                                 ---------------

        Section 5.1.  Definitions.  The following terms shall have the following
                      -----------
 meanings:

        (a) "Acquire" shall mean the acquisition of Beneficial Ownership of shares of Stock by any means including, without limitation, acquisition pursuant to any option, warrant, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner (if the acquisition would have been effective), as defined below. The term "Acquisition" shall have a correlative meaning.


        (b) "Beneficial Ownership" shall mean ownership of Stock by a Person who is or would be treated as an owner of such shares of Stock either directly, or indirectly pursuant to Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.


        (c) "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 5.13, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

        (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.


        (e) "Common Stock" shall mean any shares of Stock issued by the Corporation that are Common Stock under Section 4.1 of these Articles of Incorporation.


        (f) "Effective Date" shall mean the date on which the Articles of Amendment to the Corporation's Articles of Incorporation adopting this amended and restated version of Article V are filed with the Department of Assessments and Taxation of the State of Maryland.


        (g) "IRS" shall mean the United States Internal Revenue Service.

        (h) "Market Price" shall mean, with respect to any class of Stock, the last reported sales price, regular way, on the NYSE of shares of such class of Stock on the trading day immediately preceding the relevant date, or if such class of Stock is not then traded on the NYSE, the last reported sales price, regular way, of shares of such class of Stock on the trading day immediately preceding the relevant date as reported on the principal exchange or quotation system on which such class of Stock may be traded, provided, however, that if
                                                   --------  -------
the Board of Directors determines in good faith that a lower price is appropriate, then the Market Price shall be such lower price as determined in good faith by the Board of Directors, or if such class of Stock is not then traded over any exchange or quotation system, the Market Price shall be the price determined in good faith by the Board of Directors of the Corporation as the fair market value of shares of such class of Stock on the relevant date.


        (i) "NYSE" shall mean the New York Stock Exchange.

        (j) "Ownership Limit" shall mean (i) with respect to the Common Stock, 9.8% of the outstanding shares of Common Stock of the Corporation; and (ii) with respect to any class or series of Preferred Stock, 9.8% of the outstanding shares of such class or series of Preferred Stock of the Corporation.


        (k) "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of the Stock for a period of 90 days following the purchase by such underwriter of the Stock, provided that the ownership of Stock by such
                                  -------------
underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code and would not otherwise result in the Corporation failing to qualify as a REIT.


        (l) "Preferred Stock" shall mean any shares of Stock issued by the Corporation that are Preferred Stock under Section 4.1 of these Articles of Incorporation.


        (m) "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which would result in a violation of the limitations in
Section 5.2, the purported owner for whom the Purported Record Transferee would have acquired or owned shares of Stock if such Transfer had been valid under
Section 5.2.

        (n) "Purported Record Transferee" shall mean with respect to any purported Transfer which would result in a violation of the limitations in
Section 5.2, the record holder of the Stock if such Transfer had been valid under Section 5.2.

        (o) "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.


        (p) "Restriction Termination Date" shall mean the date on which the Corporation determines pursuant to Section 5.15 of these Articles of Incorporation that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.


        (q) "Stock" shall mean shares of stock of the Corporation that are either Common Stock or Preferred Stock.


        (r) "Transfer" shall mean any issuance, sale, transfer, gift, assignment, pledge, hypothecation, devise or other disposition of Stock or the right to vote or receive dividends on Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Stock, or the right to vote or receive dividends on Stock or (ii) the sale, transfer, assignment or other disposition or grant of any Acquisition Rights or other securities or rights convertible into or exchangeable for Stock, or the right to vote or receive dividends on Stock), whether voluntary or involuntary, whether of record, constructively, or beneficially, and whether by operation of law or otherwise.


        (s) "Trust" shall mean the trust created pursuant to Section 5.12.

        (t) "Trustee" shall mean the Person unaffiliated with the Corporation, or the Purported Beneficial Transferee, or the Purported Record Transferee, that is appointed by the Corporation to serve as trustee of the Trust.

        Section 5.2   Restrictions.
                      ------------


        Except as provided in Section 5.10, prior to the Restriction Termination Date:


        (i) no Person shall Acquire any shares of Stock if, as the result of such Acquisition, such Person shall Beneficially Own shares of Stock in excess of the Ownership Limit;



        (ii) no Person shall Acquire any shares of Stock if, as a result of such Acquisition, the Stock would be directly or indirectly Beneficially Owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code); and


        (iii) no Person shall Acquire any shares of Stock if, as a result of such Acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code.



        Section 5.3  Remedies for Breach.
                     -------------------

        (a) If,  notwithstanding  the other  provisions  contained  in this
Article V, at any time there is a purported Transfer, Acquisition, change in the capital structure of the Corporation or other event (including, without limitation, a change in the relationship between two or more Persons that causes the application of Section 544 of the Code, as modified by Section 856(h)), that, if effective, would result in the violation of one or more of the restrictions on ownership and transfer described in Section 5.2, then (1) in the case of a Transfer or Acquisition, that number of shares of Stock purported to be Transferred or Acquired that otherwise would cause such Person to violate
Section 5.2 (rounded up to the next whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.12, effective as of the close of business on the day immediately prior to the date of such purported Transfer or Acquisition, and such Person shall acquire no rights in such shares of Stock; (2) in the case of any event other than a Transfer or Acquisition (a "Beneficial Ownership Event"), that number of shares of Stock that would be owned by Persons (the "Affected Persons") as a result of such Beneficial Ownership Event that otherwise would violate Section 5.2 (rounded up to the next whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.12, effective as of the close of business on the day immediately prior to such Beneficial Ownership Event, and such Affected Persons or Persons shall acquire no rights (or have no continuing rights) in such shares of Stock; or (3) if the transfer to the Trust described in either clause (1) or clause (2) hereof would not be effective for any reason to prevent any Person from Beneficially Owning Stock in violation of Section 5.2, then the Transfer, Acquisition, or other Beneficial Ownership Event that would otherwise cause such Person to violate Section 5.2 shall be void ab initio.


        (b) Notwithstanding the other provisions hereof, any Transfer or Acquisition of shares of Stock that, if effective, would result in the Stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution under Section 544 of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.


        (c) In addition to, and without limitation by, subparagraphs (a) and (b) above, if the Board of Directors or its designees shall at any time determine in good faith that a Transfer, Acquisition or other event has taken place that results in a violation of Section 5.2 or that a Person intends to Acquire, has attempted to Acquire, or may Acquire direct ownership, Beneficial Ownership (determined without reference to any rules of attribution under Section 544 of the Code) or Beneficial Ownership of any Stock in violation of Section 5.2, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition or other event, including, but not limited to, causing the Corporation to refuse to give effect to such Transfer, Acquisition or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer, Acquisition or other event; provided, however, that any
                                                  -----------------
Transfer or Acquisition (or, in the case of events other than a Transfer or Acquisition, ownership or Beneficial Ownership) in violation of Section 5.2 shall automatically result in the transfer to the Trust described in Section 5.12, irrespective of any action (or non-action) by the Board of Directors.

        (d) Nothing contained in this Section 5.3 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

        Section 5.4. Notice of Restricted Transfer. Any Person who
                     ------------------------------
acquires or attempts or intends to acquire shares of Stock in violation of
Section 5.2 shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation's status as a REIT.


        Section 5.5. Owners Required To Provide Information.  Prior to the
                     --------------------------------------
Restriction Termination Date:


        (a) every stockholder of record of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding Stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record stockholder, the number of shares Beneficially Owned by it, and a description of how such shares are held; provided that a shareholder of record
                                         -------------
who holds outstanding Stock of the Corporation as nominee for another person, which other person is required to include in gross income the dividends received on such Stock (an "Actual Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the stockholder of record is nominee.

        (b) every Actual Owner of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding Stock of the Corporation who is not a stockholder of record of the Corporation, shall within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Actual Owner, the number of shares Beneficially Owned, and a description of how such shares are held.

        (c) each person who is a Beneficial Owner of Stock and each Person (including the stockholder of record) who is holding Stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

        Section 5.6.  Ambiguity.  In the case of an ambiguity in the
                      ---------
application of any of the provisions of this Article V, including any definition contained in Section 5.1, the Board of Directors shall have the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it.


        Section 5.7.  Intentionally Omitted.


        Section 5.8.  Intentionally Omitted.

        Section 5.9.  Intentionally Omitted.


        Section 5.10. Exception. The Board of Directors, in its sole
                      ---------
discretion, may exempt a Person (the "Exempted Holder") from the Ownership Limit, with respect to the Common Stock or any class or series of Preferred Stock if the Board shall have determined that the Person is not an individual for purposes of Section 542(a)(2) of the Code and that no individual's Beneficial Ownership of such Stock will violate the Ownership Limit and the Board of Directors obtains such representations and undertakings, if any, from such Person as the Board determines in its sole and absolute discretion are reasonably necessary or advisable to ascertain that no individual's Beneficial Ownership of such Stock will violate the Ownership Limit. Prior to granting any exception pursuant to this Section 5.10, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.


        Section 5.11.  Legend.  Each certificate for Stock shall bear the
                       ------
following legend:


        "No Person (1) may Beneficially Own shares of Common Stock in excess of 9.8 percent (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Common Stock of the Corporation, (2) may Beneficially Own shares of any class or series of Preferred Stock in excess of 9.8 percent (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding shares of such class or series of Preferred Stock of the Corporation, or (3) Beneficially Own Stock that would result in the Corporation's being "closely held" (within the meaning of Section 856(h) of the Code) or Acquire Stock that would result in the Corporation having less than 100 shareholders (as determined for purposes of Section 856(a)(5) of the Code). Any Person who attempts to Beneficially Own shares of Stock in excess of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership set forth in Article V of the Articles of Incorporation are violated, the Stock represented hereby will be automatically transferred to the Trustee of a Trust for the benefit of a Charitable Beneficiary pursuant to the terms of Article V of the Articles of Incorporation. In addition, attempted Transfers of Stock in violation of the limitations described above (as modified or expanded upon in Article V of the Corporation's Articles of Incorporation), may be void ab initio. A Person who attempts to Beneficially Own shares of Stock in violation of the ownership limitations set forth in Section 5.2 of the Articles of Incorporation shall have no claim, cause of action, or any other recourse whatsoever against a transferor of such shares. All capitalized terms in this legend have the meanings defined in the Corporation's Articles of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.

        Section 5.12.  Transfer of Stock in Trust.
                       --------------------------

        (a) Ownership in Trust;  Status of Shares Held in Trust.  Upon any
            ---------------------------------------------------
purported Transfer (whether or not such Transfer is the result of a transaction engaged in through the facilities of the NYSE), Acquisition or other event that results in the transfer of Stock to a Trust pursuant to Section 5.3, such shares of Stock shall be deemed to have been transferred to the Trustee in its capacity as Trustee for the exclusive benefit of one or more Charitable Beneficiaries. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee or Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 5.13. Shares of Stock so held in Trust shall be issued and outstanding stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares of Stock held in Trust by the Trustee, shall have no rights to dividends paid with respect to such shares, and shall not possess any rights to vote or other rights attributable to the shares held in Trust. The Purported Record Transferee and the Purported Beneficial Transferee of shares of Stock in violation of Section 5.2 shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares.

        (b) Dividend Rights.  The Trustee shall have all rights to dividends
            ---------------
with respect to shares of Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee with respect to such shares shall be paid over to the Trustee by the recipient thereof upon demand, and any dividend declared but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

        (c) Rights upon Liquidation. In the event of any voluntary or
            -----------------------
involuntary liquidation, dissolution winding up of or any distribution of the assets of the Corporation, the Trustee shall be entitled to receive, ratably with each other holder of Stock of the class of Stock that is held in the Trust, that portion of the assets of the Corporation available for distribution to the holders of such class (determined based upon the ratio that the number of shares of such class of Stock held by the Trustee bears to the total number of shares of such class of Stock then outstanding). The Trustee shall distribute any such assets received in respect of the Stock held in the Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation in accordance with Section 5.12(d) below.

        (d) Sale of Shares by Trustee.  Within twenty days of receiving
            -------------------------
notice from the Corporation that shares of Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in Trust to a Person, designated by the Trustee, whose ownership of the shares of Stock held in the Trust would not violate the ownership limitations set forth in Section 5.2. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 5.12. The Purported Record Transferee shall receive the lesser of
(1) (x) the price per share such Purported Record Transferee paid for the Stock in the purported Transfer that resulted in the transfer of shares of Stock to the Trust, or (y) if the Transfer or other event that resulted in the transfer of shares of Stock to the Trust was not a transaction in which the Purported Record Transferee gave full value for such shares of Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the transfer of such shares of Stock to the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Stock have been transferred to the Trustee, such shares are sold by the Purported Record Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares that exceeds the amount such Purported Record Transferee was entitled to receive pursuant to this subparagraph (d), such excess shall be paid to the Trustee upon demand. The Trustee shall have the right and power (but not the obligation) to offer any share of Stock held in the Trust for sale to the Corporation on such terms and conditions as the Trustee shall determine to be appropriate.


        (e) Voting and Notice Rights. The Trustee shall have all voting rights
            -------------------------
and rights to receive any notice of any meetings, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. The Purported Record Transferee shall have no voting rights with respect to shares held in Trust.

        Section 5.13. Designation of Charitable Beneficiary. By written notice
                      --------------------------------------
to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Stock held in the Trust would not violate the restrictions set forth in Section 5.2 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

        Section  5.14.  Settlement.  Nothing in this Article V shall  preclude
                        -----------
the settlement of any transaction entered into through the facilities of the NYSE (but the fact that settlement of a transaction is permitted shall not negate the effect of any other provision of this Article V and all of the provisions of this Article V shall apply to the purported transferee of the shares of Stock in such transaction).

        Section 5.15. Termination of REIT Status. The Board of Directors shall
                      ---------------------------
take no action to terminate the Corporation's status as a REIT or to amend the provisions of this Article V until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this Article V, as the case may be, (ii) the Board of Directors presents the resolution at an annual or special meeting of the stockholders and
(iii) such resolution is approved by holders of a majority of the voting power of the issued and outstanding shares of Stock.

        Section 5.16.  Severability.  If  any  provision  of  this  Article  or
                       ------------
any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court."

                              FORM OF PROXY CARD
                        THIS PROXY IS SOLICITED BY AND ON
                             BEHALF OF THE BOARD OF
                                   DIRECTORS

P                       CarrAmerica Realty Corporation
R
O            REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
X                                 MAY 2, 2002
Y
           The undersigned hereby appoints Linda A. Madrid and Ann Marie Pulsch, or either of them, proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of CARRAMERICA REALTY CORPORATION that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said Company to be held on May 2, 2002, and at any and all adjournments thereof.

           Receipt of the Company's Notice of Annual Meeting of Stockholders and Proxy Statement is acknowledged.

IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                   DETACH HERE

[X]      Please mark votes as in this example.

This Proxy when properly executed will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors' nominees for director, FOR Proposal 2 and AGAINST Proposal 3.


                                                                                         FOR       AGAINST         ABSTAIN
1.   To elect Directors:                     2.   To amend the Articles of               [_]         [_]             [_]
                                                  Incorporation relating to
Nominee for term expiring 2003:                   increasing limitations on
(01) Robert E. Torray                             ownership of our capital stock
                                             3.   To recommend to instate the            [_]         [_]             [_]
Nominees for terms expiring 2005:                 election of directors annually
(01) Andrew F. Brimmer and (02) Oliver
T. Carr, Jr.


[_]  FOR ALL          [_]  WITHHOLD
     NOMINEES              FROM ALL
                           NOMINEES

[_]  ----------------------------------
     For all nominees except as noted above


                                             In their discretion, the Proxies
                                             are authorized to vote upon such
                                             other business as may properly come
                                             before the meeting.

                                                      MARK HERE
                                                      FOR ADDRESS       [_]
                                                      CHANGE AND
                                                      NOTE AT LEFT

                                                      (Please date and sign
                                                      exactly as name appears on
                                                      this proxy card. Joint
                                                      owners should each sign.
                                                      When signing as attorney,
                                                      executor, administrator,
                                                      trustee, guardian, etc.,
                                                      give full title as well)


SIGNATURE: ___________________________ DATE: ________ SIGNATURE: ____________________________ DATE: ________
